Exhibit 99.1

Global Eagle Announces Receipt of NASDAQ Notification

LOS ANGELES, August 16, 2017 – On August 11, 2017, Global Eagle Entertainment Inc. (the “Company” or “we”) received a notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company is in continued non-compliance with NASDAQ Listing Rule 5250(c)(1) because it has not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 and remains delinquent in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017. The NASDAQ letter has no immediate effect on the listing of the Company’s common stock on The NASDAQ Capital Market.

The Company previously submitted to NASDAQ the Company’s plan to regain compliance with the NASDAQ Listing Rule. NASDAQ has accepted that plan and granted the Company until September 12, 2017 to regain compliance. After that date, the Company may appeal any delisting determination to a NASDAQ Hearings Panel before a delisting occurs.

About Global Eagle Entertainment

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land. Supported by proprietary and best-in-class technologies, Global Eagle offers a fully integrated suite of rich media content and seamless connectivity solutions that cover the globe. With approximately 1,500 employees and 50 offices on six continents, Global Eagle delivers exceptional service and rapid support to a diverse base of customers around the world. Find out more at: www.globaleagle.com.

Kevin Trosian

Senior Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@globaleagle.com

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information available to us as of the date of this release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward looking statements herein due to a variety of factors, including: our ability to address material weaknesses in our internal control over financial reporting in a timely manner and their effect on our ability to finalize our full-year and quarterly financial results and file our related Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 within the projected timeframes; our ability to maintain listing of our securities on NASDAQ and to comply with all other applicable listing rules; and other risks and uncertainties set forth in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.